State of Delaware
Secretary of State
Division of Corporations
Delivered 01:24 PM 06/11/2003
FILED 01:24 PM 06/11/2003
SRV 030385362 – 3547826 FILE

CERTIFICATE OF MERGER

OF

SRM NETWORKS, INC.
(a Nevada corporation)

AND

HY-TECH TECHNOLOGY GROUP, INC.
(a Delaware corporation)

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(i) SRM Networks, Inc., which is incorporated under the laws of the State of Nevada (?SRM?); and

(ii) Hy-Tech Technology Group, Inc., which is incorporated under the laws of the State of Delaware (?HYTT?).

2. An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by SRM in accordance with the laws of the State of its incorporation and by HYTT in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger herein certified is HYTT, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of HYTT, as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware

5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: 1840 Boy Scout Drive, Fort Myers, Florida 33907

6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $0.001 per share, and 32,000,000 shares of preferred shares, par value $0.001 per share.

Dated: June 6, 2003

SRM NETWORKS, INC

By ______________________

Martin Nielson, Chief Executive Officer

Dated: June 6, 2003

HY-TECH TECHNOLOGY GROUP, INC.

By: ______________________

Martin Nielson, Chief Executive Officer